Exhibit 10.9

OMNIBUS ASSIGNMENT

THIS OMNIBUS ASSIGNMENT (this “Assignment”), made as of the 18th day of July, 2006, by AIG MORTGAGE CAPITAL, LLC, a Delaware limited liability company, having an address at 1999 Avenue of the Stars, 38th Floor, Century City, Los Angeles, California 90067 (“Assignor”) to KBS TRIBECA SUMMIT, LLC, a Delaware limited liability company, having an address of 620 Newport Center Drive, Suite 1300, Newport Beach, California 92660 (“Assignee”);

KNOW ALL MEN BY THESE PRESENTS, that in consideration of the sum of TEN DOLLARS ($10.00) lawful money of the United States and other good and valuable consideration, to it in hand paid at or before the ensealing and delivery of these presents, the receipt whereof is hereby acknowledged, Assignor has granted, bargained, sold, assigned, transferred and set over without recourse, and by these presents does grant, bargain, sell, assign, transfer and set over unto Assignee, the loan described on Exhibit A attached hereto (the “Second Mezzanine Loan”), together with the loan documents described on Exhibit B attached hereto (the “Second Mezzanine Loan Documents”) which were executed in connection with the Second Mezzanine Loan, and all of Assignor’s right, title and interest in, to and under the Second Mezzanine Loan Documents, and all of Assignor’s right, title and interest in, to and under the instruments, documents, certificates, letters, records and papers relating to the Second Mezzanine Loan Documents and all other documents executed and/or delivered in connection with the Second Mezzanine Loan evidenced and/or secured by the Second Mezzanine Loan Documents, including, without limitation, all of Assignor’s right, title and interest in any claims, collateral, certificates of deposit, letters of credit, demands, cause of action, all related UCC insurance policies, insurance policies and certificates, bank accounts, operating accounts, reserve accounts, escrow accounts and other accounts, permits, licenses, opinions, environmental reports, financial statements of Second Mezzanine Borrower, financial statements of any guarantors and any other collateral arising out of and/or executed and/or delivered in or to or with respect to the Second Mezzanine Loan Documents, all rights and benefits of Assignor related to the Second Mezzanine Loan Documents and such other instruments, documents, certificates, letters, records and papers, including without limitation, rights to condemnation awards and insurance proceeds, and all claims and choses in action related to the Second Mezzanine Loan Documents and such instruments, documents, certificates, letters, records and papers, and all of Assignor’s rights, title and interests in, to and under such claims and choses in action (collectively, the “Additional Collateral”). All documents, instruments and papers executed and/or delivered in connection with the Second Mezzanine Loan including, without limitation, the Second Mezzanine Loan Documents are hereafter collectively referred to as the “Second Mezzanine Loan Files.”

In consideration of Assignee’s purchase of the Second Mezzanine Loan and Assignee’s executing all documents in connection with such purchase, and for good and valuable consideration (including without limitation, the payment by Assignee to Assignor of a purchase price of $12,949,510.65, Assignor represents and warrants that:

(a) Exhibit B represents a complete list of all loan documents delivered by Second Mezzanine Borrower in connection with the Second Mezzanine Loan Agreement (as defined in Exhibit B);

(b) true counterpart originals of the Second Mezzanine Loan Documents and the Second Mezzanine Loan Files have been delivered by Assignor to Assignee (except where true and correct copies have been delivered as noted on Exhibit B) and true and correct copies of the Mortgage Loan Documents and the First Mezzanine Loan Documents (as such terms are defined in the Second Mezzanine Loan Agreement) have been delivered by Assignor to Assignee and are listed in Exhibit B-1 attached hereto;

(c) Assignor is the sole owner of the Second Mezzanine Loan Documents and the Second Mezzanine Loan Files and the related rights described above and that the Second Mezzanine Loan Documents and the Second Mezzanine Loan Files and the related rights described above are not, and have not been, pledged, nor assigned, nor has any participation interest been granted, to another party and are not otherwise encumbered as of the execution and delivery of this Assignment;

(d) $12,949,510.65 of the Second Mezzanine Loan has been disbursed as of July 18, 2006 (the “Effective Date”) and the principal amount outstanding under the Second Mezzanine Loan Documents as of the Effective Date is $12,949,510.65;

(e) interest payable under the Second Mezzanine Loan Documents has been paid through June 30, 2006 and not more than $2,946,489.35 of the Second Mezzanine Loan amount remains undisbursed;

(f) the Second Mezzanine Loan Documents have not been further amended, modified, supplemented or restated;

(g) to Assignor’s actual knowledge, there currently exists no monetary default and no non monetary default, or event which given the passage of time or giving of notice would constitute a default, under any of the Second Mezzanine Loan Documents, or the First Mezzanine Loan Documents;

(h) Assignor is duly organized and is validly existing under the laws of Delaware with full power to execute and deliver this Assignment and that all actions necessary to authorize the execution, delivery, and performance of this Assignment on behalf of Assignor have been duly taken, and all such actions continue in full force and effect as of the date hereof;

(i) the execution, delivery and performance of this Assignment by Assignor does not conflict with the organizational documents of Assignor, with any law, statute or regulation applicable to Assignor, or with any contract or agreement to which Assignor is a party;

(j) no consent or approval from any party (including any authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Assignor) is required for (i) Assignor’s execution and delivery of this Assignment, (ii) Assignor’s transfer and assignment of the Second

Mezzanine Loan, or (iii) the consummation by Assignor of the transactions contemplated by this Assignment or, to the extent so required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable);

(k) there have been no waivers of any provisions of the Second Mezzanine Loan Documents, no portion of the collateral securing the Second Mezzanine Loan (including any Additional Collateral) has been released or subordinated, and no party has been released from its obligations under the Second Mezzanine Loan Documents;

(l) Assignor has not dealt with any person, firm or corporation who is or may be entitled to any finders fee, brokerage commission, loan commission or other sum in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby;

(m) To Assignor’s actual knowledge, except as disclosed in Exhibit E attached hereto there are no actions, suits or proceedings pending or, to Assignor’s actual knowledge, threatened, against or affecting Second Mezzanine Borrower, Mortgage Borrower, First Mezzanine Borrower or the Property (as such terms are defined in the Second Mezzanine Loan Agreement), the validity or enforceability of the Second Mezzanine Loan Documents, the priority of the liens thereof at law, in equity or before or by any governmental authorities;

(n) Other than as expressly set forth in the Second Mezzanine Loan Documents, the Second Mezzanine Loan Documents are not cross-collateralized or cross-defaulted with any other loan from Assignor or any affiliates of Assignor;

(o) Assignor has not granted its consent (to the extent required under the Second Mezzanine Loan Documents) to (a) any transfer of the collateral securing the Second Mezzanine Loan, or any direct or indirect ownership interest in the Second Mezzanine Borrower, or (b) Second Mezzanine Borrower incurring any financing subordinate to the Second Mezzanine Loan, in each case, other than as permitted under the Second Mezzanine Loan Documents without any additional consent from Assignor;

(p) Except as set forth in any environmental reports delivered to Assignor in connection with the origination of the Second Mezzanine Loan (copies of which have been delivered to Assignee), and to the best of Assignor’s knowledge, Assignor has not received written notice of any material and adverse environmental condition affecting the Property;

(q) Assignor has not made a claim under the UCC policy insuring the liens of the collateral securing the Second Mezzanine Loan;

(r) Assignor has not received notice of a casualty or condemnation in connection with the Property;

(s) Exhibit D attached hereto accurately sets forth, as of the Effective Date, the balances of each and all of the reserves or escrows established pursuant to the Mortgage Loan Documents (to Assignor’s actual knowledge based on information provided by Midland Loan Services, Inc. as Servicer of the Mortgage Loan);

(t) Exhibit D attached hereto accurately sets forth, as of the Effective Date, the balances of each and all of the reserves or escrows established pursuant to the Second Mezzanine Loan Documents and the First Mezzanine Loan Documents; there are no escrows or reserves currently held under the Second Mezzanine Loan Documents except as identified on Exhibit D attached hereto or as identified in the Second Mezzanine Loan Documents, no letters of credit have been obtained in substitution for cash deposits into such reserves or escrows and all such escrows and reserves are held by PNC Bank, National Association pursuant to the Reserve and Security Agreement (as such term is defined in the Second Mezzanine Loan Agreement); and

(u) Attached hereto as Exhibit C and made a part hereof is a true, correct and complete copy of that certain Intercreditor Agreement dated February 28, 2006, entered into by and among Assignor and Sun America Life Insurance Company; as to the Mortgage Loan (as such term is defined in the Second Mezzanine Loan Agreement), Assignor, as the original lender thereunder, has transferred its interest to Greenwich Financial Products, Inc. pursuant to that certain Mortgage Loan Purchase and Sale Agreement dated as of April 27, 2006.

(v) To Assignor’s actual knowledge, Assignor has not received any notice that would indicate that the pledge of ownership interests securing the Second Mezzanine Loan does not relate to direct or indirect equity or ownership interest in the underlying real property owner (so that, except for the equity interest pledged to Assignor, and the equity interest pledged in favor of First Mezzanine Lender under the First Mezzanine Loan (as such terms are defined in the Second Mezzanine Loan Agreement), there are no direct or indirect equity or ownership interest in underlying real property owner or in any constituent entity) and has not been perfected in favor of Assignor as mezzanine lender.

(w) To Assignor’s actual knowledge, Assignor has not received any notice that the representations and warranties of Second Mezzanine Borrower contained in the Second Mezzanine Loan Document are not true and correct in all material respects.

(x) Assignor has not advanced funds on account of any default under the Second Mezzanine Loan Documents.

(y) To Assignors actual knowledge, Assignor has not received any notice that the servicing and collection practices used by or on behalf of Assignor and/or its agents have not been in all material respects legal, proper and prudent and have met customary industry standards for servicing of commercial loans for conduit programs.

(z) Assignor shall take such other reasonable actions, and furnish such other documents or instruments as may be reasonably requested by Assignee in order to effectuate the purposes of this Assignment and the transfer of the Second Mezzanine Loan, the Second Mezzanine Loan Documents, the Second Mezzanine Loan Files, and the Additional Collateral to Assignee, and if Assignor shall fail to deliver to Assignee any Second Mezzanine Loan Documents or the Second Mezzanine Loan Files, or any Additional Collateral or true and correct copies of the Mortgage Loan Documents and the First Mezzanine Loan Documents on or prior to the date of this Assignment, Assignor shall promptly after receipt of written request from Assignee deliver to Assignee any original Second Mezzanine Loan Documents and Second

Mezzanine Loan Files, or items of Additional Collateral or true and correct copies of the Mortgage Loan Documents and the First Mezzanine Loan Documents in the possession of Assignor. Assignor hereby agrees to indemnify Assignee for any loss, damage, cost, expense, liability or claim directly incurred by Assignee (including reasonable attorneys’ fees) arising out of any breach by Assignor of its representations, warranties and covenants set forth herein and/or as a result of Assignor’s acts or omissions under the Second Mezzanine Loan prior to the Effective Date.

Assignor hereby authorizes Assignee to file any necessary UCC-3 termination statements in connection with the assignment of the Second Mezzanine Loan.

TO HAVE AND TO HOLD unto Assignee, its successors, transferees, representatives and assigns forever, in full ownership from this date, Assignor subrogating Assignee in and to all the rights, liens, privileges, remedies and advantages resulting from the Second Mezzanine Loan Documents, the Second Mezzanine Loan Files and the Additional Collateral, said rights, privileges, liens, remedies and advantages to be enjoyed and exercised by Assignee in the same manner, to all intents and purposes, and to the same effect as Assignor might itself have enjoyed and exercised them.

All of the representations, warranties and covenants of Assignor set forth above, and Assignor’s indemnity obligations set forth above, shall survive the execution and delivery of this Assignment.

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IN WITNESS WHEREOF, Assignor has caused these presents to be duly executed as of the day and year first above written.

ASSIGNOR:

AIG MORTGAGE CAPITAL, LLC, a Delaware limited liability company

By:	/s/ Keith C. Honig
Name:	Keith C. Honig
Title:	Senior Vice President